Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 1 to Form S-1 of Ocean Capital Acquisition Corporation of our report dated June 21, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Ocean Capital Acquisition Corporation as of March 31, 2022 and for the period from August 20, 2021 (date of inception) through March 31, 2022 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York
August 11, 2022